Exhibit 99.1

OptimizeRx Enters Retail Pharmacies, Supporting Adherence by Bringing Prescription Savings Directly to Patients via Higi Smart Health Stations

Healthcare Consumers Will Gain Access to Financial Assistance and Treatment Support Programs from OptimizeRx at Point-of-Dispense

ROCHESTER, Mich. – August 20, 2020 – OptimizeRx Corp. (Nasdaq: OPRX), a leading provider of digital health solutions for life science companies, providers and patients, has partnered with Higi, a consumer healthcare technology and engagement company, giving healthcare consumers direct access to savings and life sciences patient engagement programs. The partnership introduces the OptimizeRx digital health platform directly to healthcare consumers for the first time.

Higi users at 10,000 retail and pharmacy locations in major chains nationwide will gain first-hand access to patient assistance from life sciences organizations through OptimizeRx’s platform, supporting adherence through both cost reduction measures and educational content. Messaging highlighting savings and support resources available through OptimizeRx will be displayed throughout the Higi Station experience, both at the station itself and via email to Higi’s engaged digital userbase.

The OptimizeRx platform delivers offers for savings on nearly all prescribed medications, as well as life-sciences-sponsored treatment support programs – two particularly pertinent needs for consumers, as recent reports indicate record loss of employer-sponsored health insurance due to the on-going COVID-19 economic impact.

Higi’s free-to-use FDA-cleared Smart Health Stations and companion mobile app are designed to empower individuals to take charge of their health through regular screening, simple tracking, and delivery of curated health content from Higi and their partners. Stations are located within leading food, drug, and club stores to provide convenient access to consumers when managing their health is top-of-mind.

“Our users want help being proactive about their health,” said Jeff Bennett, CEO of Higi. “As more people postpone non-essential medical appointments due to COVID, our stations are becoming increasingly critical to their ability to track and monitor key health indicators and access the health resources that are available to them during this time. The OptimizeRx platform adds a new, powerful tool that can help our users start and stay on prescribed therapies to help them improve their health.”

Miriam Paramore, president of OptimizeRx, commented: “Our mission has always been about making healthcare more accessible to more patients by improving affordability and supporting adherence to prescribed treatment plans. Working with Higi allows us to put more control directly into the hands of patients and raises awareness of the support available to them outside the care setting.

“The partnership between Higi and OptimizeRx represents a great initial step for our strategy to reach patients directly. We see this expanded reach of our platform building a meaningful revenue opportunity for us as well as our point-of-dispense partners over time, as we continue to grow beyond our point-of-care reach.”

The new offering is free-of-charge to patients, while providing a new point-of-engagement for OptimizeRx digital health platform clients. Higi Smart Station users complete more than 3.7 million body measurement tests per month on average, which presents significant ‘foot traffic’ for OptimizeRx platform clients. To date, more than 62 million people have used a Higi Station to perform over 372 million biometric tests.

About Higi

Higi is a consumer health engagement company making it easier for all people to measure, track and act on their health data by bridging physical and digital touch points of the healthcare ecosystem. In service of health systems, health plans, retailers and consumer healthcare brands, Higi’s omni-channel platform meets consumers in their communities, at home and on the go. Partners connect with the consumers they care for through our nationwide network of 10,000 FDA-cleared, free-to-use self-screening Smart Health Stations, home health devices, digital and mobile tools. Our platform drives engagement through out-of-the-box assessments, cohort-driven programs and configurable, partner-branded health surveys that identify health risks and needs and inform our digital referral engine to match and connect consumers with the appropriate partner programs. With the ability to move this data into healthcare’s workflows, Higi delivers digital health engagement at scale, creating actionable connections to the healthcare organizations that provide care and support through personalized healthcare journeys. To date, more than 62 million people have used a Higi Station to conduct over 372 million biometric tests.

For more information, visit us at www.higi.com.

About OptimizeRx

OptimizeRx Corporation (NASDAQ: OPRX) is a digital health company that facilitates communication at point-of-care among all stakeholders in healthcare. Primarily focused on life science and payer clients, its suite of digital and mobile SaaS-based solutions enables affordability, patient adherence and care management. OptimizeRx’s network reaches more than 60% of U.S. ambulatory providers, delivering therapeutic support on specialty medications and patient financial assistance directly within a provider’s workflow through leading electronic health platforms. OptimizeRx’s fully integrated platform supports the real-time exchange of information, improving provider knowledge and patient engagement, and ultimately leading to healthier outcomes.

For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 (x807)

dbaker@optimizerx.com

Media Relations Contact

Maira Alejandra, Media Relations Manager

Tel (754) 245-7070

malejandra@optimizerx.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team